Exhibit 99.1

Cross Country Healthcare Reprices Second Lien Loan

BOCA RATON, Fla.--(BUSINESS WIRE) -- July 22, 2015 -- Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today it has entered into an agreement to amend its Second Lien Loan and Security Agreement.  Under the terms of the amendment, the interest rate on the term loan was modified at no cost from LIBOR (1% floor) plus 6.50% to LIBOR (1% floor) plus a rate from the table below:

Pricing Level	Total Net Leverage Ratio	Applicable Margin
I	Less than 2.50:1.00	4.75%
II	Greater than or equal to 2.50:1.00 but less than or equal to 3.25:1.00	5.25%
III	Greater than 3.25:1.00 but less than or equal to 4:00:1.00	5.75%
IV	Greater than 4.00:1.00	6.50%
Above terms defined in accordance with the Second Lien Loan and Security Agreement.

As of June 30, 2015, this term loan had an outstanding balance of $30 million.

"We took the opportunity to amend our loan agreement at no cost based on a favorable credit market, our improved credit profile and the strength of the relationship with our second lien lender.” said William J. Grubbs, President and CEO of Cross Country Healthcare, Inc. “Based on our current profitability and level of indebtedness, we expect to reduce our term loan interest rate by 175 basis points as of July 1, 2015, which provides a meaningful reduction in our cost of borrowing."

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing. In addition, we provide education and training programs for healthcare professionals through seminars and e-learning tools.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com